 Exhibit 10.3

ADDENDUM NO. 1 TO STOCK OPTION AGREEMENT

This Addendum #1 (“Addendum”) to that certain Stock Option Agreement dated July 15, 2020 (“Agreement”) by and between Torchlight Energy Resources, Inc., a Nevada corporation (“Company”), and Roger Wurtele (“Wurtele”) is effective January 29, 2021.

WHEREAS, on July 15, 2020, the Company granted to Wurtele a Stock Option Agreement (the “Stock Option Agreement”) providing him the right to purchase shares of common stock of the Company, in accordance with the Amended and Restated 2015 Stock Option Plan (the “2015 Stock Option Plan”) and the terms and provisions hereof;

WHEREAS, the Company and Wurtele desire to amend the Stock Option Agreement;

For good and valuable consideration, the receipt and sufficiency of which is hereby accepted and acknowledged, the parties hereto agree to amend and modify the Agreement as follows.

1.         Amendment to Section 2. Section 2 of the Agreement shall be amended and restated in its entirety with the following:

“Vesting.

This Option shall vest as to the total number of shares covered by the Option upon either (a) the earlier of the Company’s stockholders approving a Change of Control (as defined in Section 8(c) of the Grantee’s Employment Agreement) or the closing of a Change of Control, in either event, occurring prior to July 15, 2021, or (b) the Company entering into a letter of intent with a third party prior to July 15, 2021 that contemplates a Change of Control, and the Change of Control transaction closes with that third party (or an affiliate(s) of that third party) at a date not later than July 15, 2022; subject, however, to acceleration and earlier vesting of all of the Options in the event of (i) the termination of employment by the Grantee for “good reason” as defined in the Grantee’s Employment Agreement or (ii) a determination of the Committee, at its discretion. In the event of the death or disability of the Grantee prior to vesting or if the Company terminates Grantee’s employment for reasons other than for “Cause” (as defined in Grantee’s Employment Agreement) prior to vesting, the Option will still vest upon the occurrence of the events described under clauses (a) or (b) above.”

2.         No Other Amendments. Except as set forth in section 1 of this Addendum, the Agreement shall remain in full force and effect as currently in effect.

3.         Severability. Should any one or more of the provisions of this Addendum be determined to be illegal or unenforceable, all other provisions of this Addendum shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be effected thereby.

4.         Counterparts. This Addendum may be executed in multiple counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5.         Entire Agreement. This Addendum and the Agreement by and between the parties hereof constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof.

6.         Defined Terms. Defined terms used in this Addendum shall have the meaning ascribed to them herein or in the Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Addendum or has caused this Addendum to be executed on its behalf by a representative duly authorized, all as of the date first above set forth.

Torchlight Energy Resources, Inc.

By:	/s/ Michael Graves
Michael Graves, Chairman of the Compensation Committee of the Board of Directors

/s/ Roger Wurtele
Roger Wurtele

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